SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant     Y

Check the appropriate box:

☐	Preliminary Proxy Statement	Confidential, for Use of the
☒	Definitive Proxy Statement	Commission Only (as permitted
Y	Definitive Additional Materials	by Rule 14a-6(e)(2)) Y
Y	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

SANDY SPRING BANCORP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):☒      No fee required.

     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total Fee Paid:

Y	Fee paid previously with preliminary materials:

Y	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3	Filing Party:

4.	Date Filed:

17801 Georgia Avenue
Olney, Maryland 20832
301-774-6400

March 18, 2004

Dear Shareholder:

     On behalf of our Board of Directors, we cordially invite you to attend the 2004 Annual Meeting of Shareholders of Sandy Spring Bancorp, Inc., to be held on Wednesday, April 21, 2004, beginning at 3:00 p.m., at the Indian Spring Country Club, 13501 Layhill Road, Silver Spring, Maryland. The formal Notice of Annual Meeting appears on the next page.

     We have enclosed the 2003 Annual Report, including our financial statements with the Notice and Proxy Statement. The Proxy Statement describes the matters that we expect to act upon at the Annual Meeting. Those attending the Annual Meeting will have the opportunity to ask questions of broad interest to Sandy Spring shareholders.

     It is important that your views be represented whether or not you attend the Annual Meeting. Your vote is important, whether you own a few shares or many. The Board of Directors recommends that shareholders vote FOR Items 1 and 2.

     We appreciate your interest in Sandy Spring and urge you to vote your shares either in person at the Annual Meeting or by returning your proxy as soon as possible.

     If you have any questions, please call Ronald E. Kuykendall, Executive Vice President, General Counsel and Corporate Secretary, at 301-774-6400 or 800-399-5919.

     Thank you for the cooperation and continuing support you have given this institution.

Sincerely,

W. Drew Stabler Chairman of the Board

Hunter R. Hollar President and Chief Executive Officer

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS
OF SANDY SPRING BANCORP, INC.

Date:	Wednesday, April 21, 2004

Time:	3:00 p.m., Eastern Time

Place:	Indian Spring Country Club 13501 Layhill Road Silver Spring, Maryland 20906

     A Proxy and a Proxy Statement for the Annual Meeting and the 2003 Annual Report on Form 10-K are enclosed. The Proxy Statement and Proxy are being furnished to you in connection with the solicitation of proxies by Bancorp’s Board of Directors for use at the Annual Meeting.

     The purposes of the Annual Meeting are:

(1)	To elect the five (5) Directors named in the attached Proxy Statement;

(2)	To ratify the appointment of McGladrey & Pullen, LLP, as the independent auditors for the year 2004; and

(3)	To act upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

Note: The Board of Directors is not aware of any other business to come before the Annual Meeting.

     The Board of Directors has fixed the close of business on March 8, 2004, as the record date for determination of shareholders entitled to vote at the Annual Meeting.

     Only shareholders of record of Sandy Spring Bancorp’s common stock at the close of business on the record date will be entitled to notice of, and to vote at the Annual Meeting, or any adjournment thereof. To grant a proxy to vote your shares, you may complete and return the enclosed proxy card. You may also vote in person at the Annual Meeting. Please vote promptly whether or not you expect to attend the Annual Meeting.

     In the event that there are not sufficient votes to conduct the election of directors or to approve other business properly before the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by Bancorp.

     You are requested to fill in and sign the enclosed Form of Proxy and to mail it in the enclosed envelope. The Proxy will not be used if you attend and choose to vote in person at the Annual Meeting.

By Order of the Board of Directors

Ronald E. Kuykendall Executive Vice President, General Counsel and Corporate Secretary March 18, 2004 Olney, Maryland

IT IS IMPORTANT THAT THE PROXY CARD BE RETURNED PROMPTLY. WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE, AND COMPLETE THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF THIS ENVELOPE IS MAILED IN THE UNITED STATES.

SANDY SPRING BANCORP, INC.

PROXY STATEMENT

TABLE OF CONTENTS

Solicitation, Voting, and Revocability of Proxies	1
Election of Directors	2
Corporate Governance and Other Matters	4
Stock Ownership of Directors and Executive Officers	6
Executive Compensation	7
Report of the Human Resources Committee	11
Stock Performance Comparisons	13
Transactions and Relationships with Management	14
Shareholder Proposals and Communications	14
Compliance with Section 16(a) of the Securities Exchange Act of 1934	14
Independent Auditors	15
Audit and Non-Audit Fees	15
Report of the Audit Committee	16
Ratification of Selection of Independent Auditors	16
Code of Business Conduct	17
Approval of Minutes	17
Appendix (A) Joint Audit Committee Charter	17

17801 Georgia Avenue
Olney, Maryland 20832
301-774-6400

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 21, 2004

SOLICITATION, VOTING, AND REVOCABILITY OF PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sandy Spring Bancorp, Inc. (“Bancorp”) to be used at the 2004 Annual Meeting of Shareholders. The Annual Meeting will be held on Wednesday, April 21, 2004, at 3:00 p.m. Eastern Time at the Indian Spring Country Club, 13501 Layhill Road, Silver Spring, Maryland. The Notice of Annual Meeting, the Form of Proxy, and this Proxy Statement are being first mailed together on or about March 18, 2004, to shareholders of record as of the close of business on March 8, 2004.

If the enclosed Form of Proxy is properly executed and returned to Bancorp in time to be voted at the Annual Meeting, the shares represented by it will be voted in accordance with the instructions marked on the form. Executed but unmarked proxies will be voted FOR Item 1 to elect the five nominees of Bancorp’s Board of Directors as directors and Item 2 to ratify the appointment of the independent auditor. Proxies marked as abstentions and shares held in street name that have been designated by brokers on proxies as not voted will not be counted as votes cast, but will be counted for purposes of determining a quorum at the Annual Meeting. Bancorp does not know of any other matters that are to come before the Annual Meeting except for incidental, procedural matters. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by each proxy on such matters as determined by a majority of the Board of Directors.

The presence of a shareholder at the Annual Meeting will not automatically revoke that shareholder’s proxy. However, shareholders may revoke a proxy at any time prior to its exercise by filing with Ronald E. Kuykendall, Executive Vice President, General Counsel and Corporate Secretary a written notice of revocation; by delivering to Bancorp a duly executed proxy bearing a later date; or by attending the Annual Meeting and voting in person.

Many shareholders whose shares are held in an account at a brokerage firm or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Shareholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Shareholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the shareholder. To revoke a proxy previously submitted electronically through the Internet or by telephone, a shareholder may simply submit a new proxy at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

The cost of soliciting proxies will be borne by Bancorp. In addition to the solicitation of proxies by mail, Bancorp also may solicit proxies personally or by telephone or telegraph through its directors, officers, and regular employees. Bancorp also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

The securities that can be voted at the Annual Meeting consist of shares of common stock, par value $1.00 per share (the “Common Stock”), of Bancorp. Each share entitles its owner to one vote on all matters. The close of business on March 8, 2004 has been fixed by the Board of Directors as the record date for determination of shareholders entitled to vote at the Annual Meeting. There were approximately 2,300 record holders of the Common Stock as of February 9, 2004. The number of shares outstanding on February 9, 2004 was approximately 14,502,000. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

A copy of the Annual Report on Form 10-K for its year ended December 31, 2003, as filed with the Securities and Exchange Commission (“SEC”), but excluding exhibits, is provided with this proxy statement. Shareholders may obtain, free of charge, a copy of the exhibits to the Annual Report on Form 10-K by writing Ronald E. Kuykendall, Executive Vice President, General Counsel and Corporate Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832. Shareholders also may access a copy of the Form 10-K including exhibits on the SEC Website at www.sec.gov or through the Company’s Investor Relations Website maintained at www.sandyspringbank.com.

Shareholders whose shares are held in a brokerage firm or bank and who share the same address may receive only one Annual Report on Form 10-K and one Proxy Statement, unless the shareholder has provided contrary instructions. Shareholders who wish to receive separate copies of the Annual Report on Form 10-K or the Proxy Statement or who wish to receive separate copies of future annual reports and proxy statements, and shareholders sharing an address who received multiple copies of these documents but wish to request delivery of single copies of them should follow the instructions provided by the shareholders’ brokerage firms or banks or contact Mr. Kuykendall at the above address or by phone at 301-774-6400 or 800-399-5919.

ELECTION OF DIRECTORS
(ITEM 1 ON THE PROXY CARD)

The Board of Directors has set the total number of directors at twelve, in accordance with Bancorp’s Articles of Incorporation and Bylaws. Bancorp’s Articles of Incorporation divide the directors into three classes, as nearly equal in number as possible. In general, the term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified. At the Annual Meeting a total of five director-nominees will be elected for three-year terms. With respect to the election of directors, each shareholder of record on the record date is entitled to one vote for each share of Common Stock held. A plurality of all the votes cast at the Annual Meeting will be sufficient to elect a nominee as a director.

Information as to Nominees and Continuing Directors

The following table sets forth the names of the Board of Directors’ five nominees for election as directors. Also shown is certain other information, some of which has been obtained from Bancorp’s records and some of which has been supplied by the nominees and continuing directors, with respect to their principal occupations during at least the past five years, their ages at December 31, 2003, the periods during which they have served as directors, and the positions they currently hold with Bancorp. It is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the five nominees listed below for terms of three years, unless otherwise directed by the shareholder. The Board of Directors believes that each of the nominees will stand for election and will serve if elected as director. If any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors recommends a vote “FOR” each of the nominees named below as a director of Bancorp.

Director-Nominees for Terms to Expire at the 2007 Annual Meeting

			Member	Current
		Position(s) Held	of Board	Term
Name	Age	With Bancorp	Since(1)	Expires
Solomon Graham	60	Director	1994	2004
Gilbert L. Hardesty	63	Director	1997	2004
Charles F. Mess	65	Director	1987	2004
Lewis R. Schumann	60	Director	1994	2004
W. Drew Stabler	66	Chairman of the Board of Directors	1986	2004

Continuing Directors
John Chirtea	66	Director	1990	2005
Hunter R. Hollar	55	President, Chief Executive Officer and Director	1990	2005
Craig A. Ruppert	50	Director	2002	2005
Susan D. Goff	58	Director	1994	2006
Robert L. Mitchell	67	Director	1991	2006
Robert L. Orndorff, Jr.	47	Director	1991	2006
David E. Rippeon	54	Director	1997	2006

(1)	The Boards of Directors of Bancorp and its principal subsidiary, Sandy Spring Bank (the “Bank”), are composed of the same persons. Includes term of office as a director of the Bank prior to the formation of Bancorp as the holding company for the Bank in January 1988.

The principal occupation(s) and business experience of each nominee and director of Bancorp for at least the last five years are shown below.

Director-Nominees:

Solomon Graham is founder, President, and Chief Executive Officer of Quality Biological, Inc., a biotechnology firm providing reagents for medical research.

Gilbert L. Hardesty is a retired bank executive, having served as President of Crestar Bank–Annapolis from June 1994 to June 1997 and as President of Annapolis Federal Savings Bank from April 1986 to June 1994.

Charles F. Mess, M.D. is President of Potomac Valley Orthopaedic Associates Chtd.

Lewis R. Schumann is a Partner in the Rockville, Maryland law firm of Miller, Miller and Canby, Chtd.

W. Drew Stabler is a Partner in Sunny Ridge Farm, a crop and livestock operation.

Continuing Directors:

John Chirtea is a Real Estate Consultant who is retired from LCOR, a real estate development company. In prior years, Mr. Chirtea was a partner in the Linpro Co., the predecessor company of LCOR.

Susan D. Goff is President of M.D. IPA, Inc., a Vice President of Optimum Choice, Inc., and a Senior Vice President of the parent holding company, Mid-Atlantic Medical Services, Inc., a health maintenance organization.

Hunter R. Hollar is President and Chief Executive Officer of Bancorp and the Bank.

Robert L. Mitchell is Chairman and Chief Executive Officer of Mitchell and Best Group, LLC, which is engaged in homebuilding and real estate development.

Robert L. Orndorff, Jr. is President of RLO Contractors, Inc., an excavating contractor.

David E. Rippeon is President and Chief Executive Officer of Gaithersburg Equipment Company and Frederick Equipment Company, a tractor and equipment dealership.

Craig A. Ruppert is President and owner of The Ruppert Companies, comprised of nursery and landscaping, business investment and management, and commercial real estate development and management businesses.

CORPORATE GOVERNANCE AND OTHER MATTERS

During 2003, each of Bancorp’s and the Bank’s Boards of Directors held 12 regular meetings.

The average attendance was 93% for meetings of Bancorp’s and the Bank’s Boards of Directors. All incumbent directors attended 75% or more of the aggregate of (a) the total number of meetings of the Boards of Directors and (b) the total number of meetings held by all committees on which they served during the period of their service during the year.

Bank directors who are not employed by the Bank receive an annual retainer of $10,000 ($13,000 for the Chairman), $2,500 for Committee Chairman and fees of $800 ($1,000 for the Chairman) for attendance at each meeting of the Board of Directors. Directors also receive $600 for each committee meeting. Bancorp directors who are not employed by Bancorp do not receive any additional compensation (beyond compensation received for service as bank directors) except as follows. Such directors receive fees of $800 ($1,000 for the Chairman) for attendance at each meeting of Bancorp’s Board of Directors not held in conjunction with a meeting of the Bank’s Board of Directors. Bancorp directors are also eligible to receive non-incentive stock options under Bancorp’s 1999 Stock Option Plan. These options have a maximum term of 10 years and an exercise price that may not be less than 100% of the fair market value of the common stock on the date of grant. Director options are included in the computation of share dilution. Options for 14,114 shares were granted in 2003 to directors who were not employees of Bancorp or any of its subsidiaries, based upon their meeting attendance, at an exercise price of $38.91.

Directors of the Bank are eligible to defer all or a portion of their fees under Director Fee Deferral Agreements between the Bank and individual directors. Amounts deferred accrue interest at the prime rate. Except in the case of death or financial emergency, deferred fees and accrued interest are payable only following termination of a director’s service on the board. The Director Fee Deferral Agreements also provide for benefits that may exceed deferred fees and accrued interest in the event a party dies while a director of the Bank, but only to the extent the Bank owns an insurance policy in effect on the director’s life at the time of death that pays a greater amount than the total of deferred fees and accrued interest.

The Board of Directors has determined that all Directors other than Mr. Hollar are independent under the Listing Standards.

Bancorp’s Board of Directors has standing Audit, Executive, Human Resources and Nominating Committees. The Executive Committee performs the functions of a corporate governance committee. The Human Resources Committee performs the functions of a compensation committee. The functions, composition, and number of meetings for these committees in 2003 were as follows:

Audit Committee—The Audit Committee is composed of John Chirtea, Chairman, Solomon Graham, Gilbert L. Hardesty, Joyce R. Hawkins, Charles F. Mess and Craig A. Ruppert. The Audit Committee is appointed by the Board to assist the Board in monitoring the integrity of the financial statements and of financial reporting, including the proper operation of internal and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements and the independence and performance of internal and external auditors. The audit committee reviews the Forms 10-K and 10-Q prior to filing. All members of the committee are “independent” as defined in applicable law, regulations of the Securities and Exchange Commission (“SEC”), the Federal Deposit Insurance Act and related regulations (the “FDIA”), and the Listing Standards of the NASDAQ Stock Market, Inc., (the “Listing Standards”). Members of the committee also meet all other applicable requirements of the SEC, FDIA, and Listing Standards for financial, accounting or related expertise. The Committee has adopted a written charter, which has been approved by the Board of Directors.

A copy of the charter is attached as Appendix A. During 2003, nine meetings were held. The Board of Directors has determined that Mr. Hardesty and Mr. Ruppert qualify as audit committee financial experts under the Listing Standards and applicable securities regulations.

Executive Committee—The Executive Committee is composed of W. Drew Stabler, Chairman, Gilbert L. Hardesty, Hunter R. Hollar, Charles F. Mess, Robert L. Mitchell, Robert L. Orndorff, Jr. and Lewis R. Schumann. In addition to conducting board business between regular monthly meetings, the Executive Committee serves the function of a corporate governance committee. It provides oversight and guidance to the Board of Directors to ensure that the structure, policies, and processes of the Board and its committees facilitate the effective exercise of the Board’s role in the governance of the Company. The committee reviews and evaluates the polices and practices with respect to the size, composition, independence and functioning of the Board and its committees and reflects those policies and practices in the Corporate Governance Policy and the written charter, which is available on the Investor Relations area of Bancorp’s Website at www.sandyspringbank.com. During 2003, twelve meetings were held.

Human Resources (Compensation) Committee—The Human Resources Committee is composed of Robert L. Mitchell, Chairman, John Chirtea, Susan D. Goff, Robert L. Orndorff, Jr., David E. Rippeon and W. Drew Stabler. Members of the committee are independent directors within the meaning of the Listing Standards. The Human Resources Committee recommends salaries and other compensation for executive officers, conducts an annual review of the salary budget, considers other compensation and benefit plans and makes recommendations to the Board, deals with matters of personnel policy and, with the Stock Option Committee, administers the 1999 and 1992 Stock Option Plans. During 2003, four meetings were held. In 2003, no Bancorp executive officer served as a member of the compensation committee of another entity that had an executive officer who served as a Bancorp director, and no Bancorp executive officer served as a director of another entity that had an executive officer serving on Bancorp’s Human Resources Committee.

Nominating Committee—The Nominating Committee is composed of Robert L. Orndorff, Jr., Chairman, Solomon Graham, Gilbert L. Hardesty, Charles F. Mess, David E. Rippeon, Craig A. Ruppert, and W. Drew Stabler. Members of the committee are independent directors within the meaning of the Listing Standards. The Nominating Committee makes recommendations to the Board of Directors with respect to nominees for election as directors. In exercising its responsibilities, the Nominating Committee considers general, minimum criteria and particular goals and needs of Bancorp for additional competencies or characteristics. Each director of Bancorp is expected to exhibit the highest standards in exercising his or her duty of loyalty, care and commitment to all shareholders and to protect the values and legacy of the organization. Additionally, directors must manage themselves well in their personal deportment and display their ability to challenge the thinking of others and to influence them with constructive approaches. Directors must be able to read and act on financial information including, but not limited to, balance sheets, income statements and cash flow analyses. Finally, directors need to be able to apply informed judgment and long term, conceptual and systemic thinking to all decisions. The Board gathers input from all directors prior to the recruitment of a new director in order to form a collective picture of the competencies needed. The Board also values diversity and seeks to include women and members of minority groups as well as to maintain a range of thinking and personality styles. The Board of Directors of Bancorp has adopted a written charter for the Nominating Committee and a Corporate Governance Policy that also relates to director nominees and the nominating process. The Charter and Policy are available on the Investor Relations area of Bancorp’s Website at www.sandyspringbank.com. The Nominating Committee encourages suggestions for nominees to the Board from the Chief Executive Officer, the Chairman of the Board, other Directors, and from shareholders, and is responsible for the evaluation of such suggestions. Shareholders may communicate such suggestions for nominees to the Nominating Committee in care of the Corporate Secretary. Please see “Shareholder Proposals and Communications” on page 14. One meeting of the Nominating Committee was held during 2003.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of February 9, 2004 (the latest practicable date), with respect to the shares of Common Stock and Trust Preferred Securities beneficially owned by each director continuing in office and nominee for director of Bancorp, by certain executive officers of Bancorp, and by all directors and executive officers of Bancorp as a group. To the knowledge of management, no person beneficially owns more than 5% of the outstanding shares of Common Stock.

	Amount and	Percentage of	Trust	Percentage of Trust
	Nature of Beneficial	Common Stock	Preferred	Preferred Securities
Name	Ownership(1)(2)(3)	Outstanding	Securities(4)	Outstanding
John Chirtea	40,465	*
Susan D. Goff	3,912	*
Solomon Graham	12,459	*
Gilbert L. Hardesty	9,676	*
Hunter R. Hollar	146,244	1.00%
Charles F. Mess	15,364	*
Robert L. Mitchell	20,643	*
Robert L. Orndorff, Jr.	168,752	1.16%	3,500	*
David E. Rippeon	18,073	*
Craig A. Ruppert	28,244	*
Lewis R. Schumann	90,652	*	347	*
W. Drew Stabler	57,564	*
Frank H. Small	49,278	*
James H. Langmead	52,467	*
Lawrence T. Lewis, III	59,157	*	1,000	*
R. Louis Caceres	12,574	*
All directors and executive officers as a group (21 persons)	913,968	6.15%	11,147	*

* Less than 1%.

(1)	Under the rules of the SEC, an individual is considered to “beneficially own” any share of Common Stock which he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (1) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (2) investment power, which includes the power to dispose, or to direct the disposition, of such security. In addition, an individual is deemed to be the beneficial owner of any share of Common Stock of which he or she has the right to acquire voting or investment power within 60 days of March 8, 2004. Includes 350,390 shares of Common Stock subject to outstanding options which are exercisable within 60 days of March 8, 2004. Of this total, the “Named Executive Officers,” Hunter R. Hollar, Frank H. Small, James H. Langmead, Lawrence T. Lewis, III, and R. Louis Caceres, hold options to purchase 113,985 shares, 46,160 shares, 48,385 shares, 43,135 shares, and 9,881 shares of Common Stock, respectively. Other executive officers (who are not “Named Executive Officers”) and directors hold options for 56,428 shares and 32,416 shares, respectively, which are exercisable within 60 days. Beneficial ownership also includes 821 shares, 2,897 shares and 2,515 shares of Common Stock owned by Mr. Hollar, Mr. Small and Mr. Langmead, respectively, and 9,658 shares of Common Stock owned by executive officers who are not “Named Executive Officers,” as participants in Bancorp’s Cash and Deferred Profit Sharing Plan. In addition, Mr. Small owns 147 shares, Mr. Lewis owns 986 shares, and executive officers who are not “Named Executive Officers” own 1,656 shares in the Employee Stock Purchase Plan which are reflected in beneficially owned shares. Under the Employee Stock Purchase Plan, shares are placed under option and are purchased at 85% of their fair market value on the exercise date through monthly payroll deductions of not less than 1% or more than 10% of cash compensation paid in the month.

(2)	Includes shares owned directly by directors and executive officers of Bancorp as well as shares held by their spouses and minor children and trusts of which certain directors are trustees. Also includes 77,484 shares held by a trust for which Mr. Schumann is trustee, but in which he has no pecuniary interest.

(3)	Only whole shares appear in the table. Fractional shares that may arise from participation in the dividend reinvestment plan are not shown.

(4)	9.375% Cumulative Trust Preferred Securities issued by Sandy Spring Capital Trust I, a wholly-owned subsidiary of Bancorp.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and noncash compensation for each of the last three years awarded to or earned by (i) the Chief Executive Officer, and (ii) each of the four other most highly compensated executive officers of Bancorp whose salary and bonus earned in 2003 exceeded $100,000 (the “Named Executive Officers”).

				Long-Term
				Compensation
Name and Principal		Annual Compensation		Stock Option	All Other
Position in 2003	Year	Salary	Bonus	Grants (Shares)	Compensation(*)
Hunter R. Hollar	2003	$371,923	$120,055	16,950	$1,750
President and Chief Executive	2002	345,962	246,016	17,000	15,094
Officer of Bancorp and the Bank	2001	320,923	237,711	18,400	13,039

Frank H. Small	2003	257,885	67,234	10,325	1,167
Executive Vice President and	2002	222,885	119,470	8,350	10,063
Chief Operating Officer of	2001	167,308	89,828	6,400	8,555
Bancorp and the Bank

James H. Langmead	2003	216,419	53,978	7,000	1,750
Executive Vice President and	2002	203,550	107,797	6,600	15,094
Chief Financial Officer of	2001	192,308	104,041	6,400	13,039
Bancorp and the Bank

Lawrence T. Lewis, III	2003	216,419	53,978	7,000	1,750
Executive Vice President and	2002	203,550	108,021	6,600	15,094
Chief Investment Officer of	2001	192,308	104,961	6,400	13,039
Bancorp and the Bank

R. Louis Caceres	2003	140,531	89,592	5,000	1,167
Executive Vice President	2002	125,909	88,146	4,700	10,063
of the Bank	2001	110,693	76,391	3,000	8,693

*	Amounts shown in this column pertain to deferred compensation under Bancorp’s Cash and Deferred Profit Sharing Plan. The amount of indirect compensation in the form of personal benefits received in 2003 by Messrs. Hollar, Small, Langmead, Lewis, and Caceres did not exceed 10% of the annual compensation paid to each such executive officer.

Stock Option Plans. Bancorp maintains stock option plans to attract, retain, and motivate key officers of Bancorp and the Bank by providing them with a stake in the success of Bancorp as measured by the value of its shares.

The 1999 Stock Option Plan (the “1999 Option Plan”), which was approved by the shareholders at the 1999 Annual Meeting of Shareholders, as amended at the 2002 Annual Meeting, authorizes the issuance of up to 1,600,000 shares of Common Stock, subject to certain adjustments for changes in Bancorp’s capital structure. The 1999 Option Plan has a term of 10 years from its effective date (February 24, 1999) after which date no stock options may be granted. As of January 29, 2004, options for 682,100 shares were outstanding under the 1999 Option Plan. The 1999 Option Plan replaced a plan adopted in 1992 (the “1992 Option Plan”), which was terminated except with respect to options that were outstanding on the plan’s termination date. As of January 29, 2004, options for 115,200 shares were outstanding under the 1992 Option Plan. The 1999 Option Plan and the 1992 Option Plan are referred to below as the “Option Plans.”

The Option Plans provide for the grant of “incentive options” as defined in Section 422 of the Internal Revenue Code. The 1999 Option Plan also provides for the grant of “non-incentive options” to directors, officers and non-officer employees on terms and conditions established by the Stock Option Committee, which administers the Option Plans. The Stock Option Committee is comprised of all disinterested (outside) directors (i.e., all directors other than Mr. Hollar).

Prior to 2000, options had been granted under the Option Plans only to key employees of Bancorp and its subsidiaries. In 2000, options were granted to key employees and also, for the first time, to the Company’s non-employee directors. The options granted to the non-employee directors were non-incentive options. Under the Option Plans, the maximum option term is 10 years from the date of grant. Options granted under the Option Plans prior to 1996 were immediately exercisable upon grant. Options granted from 1996 through 2003 were exercisable as follows: one-third upon the date of grant, one-third upon the first anniversary of the date of grant, and one-third upon the second anniversary of the date of grant. The exercise price of a stock option may not be less than 100% of the fair market value of the Common Stock on the date of grant. The exercise price of stock options must be paid for in full in cash or shares of Common Stock, or a combination of both. The Stock Option Committee has the discretion when making a grant of stock options under the 1999 Plan to impose restrictions on the shares to be purchased in exercise of such options.

The Committee also has the authority to cancel stock options outstanding under the 1992 Option Plan and the 1999 Option Plan with the consent of the optionee and to grant new options at a lower exercise price in the event that the fair market value of the Common Stock at any time prior to the exercise of the outstanding stock options falls below the exercise price of such option.

Option Grants in 2003

The following table contains information concerning the grant of stock options under the Option Plans to the Chief Executive Officer and each of the other “Named Executive Officers.” The Option Plans do not provide for the grant of stock appreciation rights.

Individual Grants					Potential Realizable
		% of			Value at Assumed
		Total			Annual Rates of Stock
	Options	Options	Exercise		Price Appreciation
	Granted	Granted to	or		for Option Term
	(Number	Employees	Base Price	Expiration
Name	of Shares)(1)	in Year	($ per Share)(2)	Date	5%	10%
Hunter R. Hollar	16,950	8.95%	$38.91	12/17/2013	$414,634	$1,050,893
Frank H. Small	10,325	5.45	38.91	12/17/2013	252,572	640,146
James H. Langmead	7,000	3.70	38.91	12/17/2013	171,235	433,997
Lawrence T. Lewis, III	7,000	3.70	38.91	12/17/2013	171,235	433,997
R. Louis Caceres	5,000	2.64	38.91	12/17/2013	122,310	309,997

(1)	Options granted during 2003 are exercisable as follows: one-third upon the date of grant, one-third upon the first anniversary of the date of grant, and one-third upon the second anniversary of the date of grant.

(2)	In each case, the exercise price is equal to the fair market value of the Common Stock on the date of grant.

Aggregated Option Exercises in 2003 and Year End Option Values

The following table sets forth information concerning the exercise of options by the Chief Executive Officer and the other “Named Executive Officers” during 2003 and the value of options held by these individuals at December 31, 2003.

			Number of Unexercised Options		Value of Unexercised
	Shares Acquired		at Year End		In-the-Money Options
	on Exercise		Exercisable/Unexercisable		at Year End(1)
Name	(Number of Shares)	Value Realized(1)	(Number of Shares)		Exercisable/Unexercisable
Hunter R. Hollar	9,000	$287,190	113,985 /	16,967	$2,018,253/	$37,969
Frank H. Small	-0-	-0-	46,160 /	9,666	768,542 /	18,646
James H. Langmead	-0-	-0-	48,385 /	6,866	894,733 /	14,740
Lawrence T. Lewis, III	-0-	-0-	43,135 /	6,866	741,868 /	14,740
R. Louis Caceres	2,481	43,025	9,881 /	4,900	81,251 /	10,499

(1)	The difference between the fair market value of the underlying securities at exercise or year end and the exercise or base price.

Pension Plan Table

The table below shows estimated annual benefits payable upon retirement to persons in the specified remuneration and years-of-service categories. The benefits are provided on a 10-year certain and life basis and are not subject to deduction for Social Security or other offset amounts. The benefits shown are based on years of service after December 31, 2000 only and assume a constant salary for all future years. The benefit that the participant had earned as of December 31, 2000, is based on the final average salary formula in effect prior to January 1, 2001 and must be added to the benefit shown.

	Post 12/31/00 Years of Credited Service at Retirement
Annual Earnings	5	10	15	20	25	30	35	40
$25,000	$2,187	$4375	$6,562	$8,750	$10,937	$13,125	$15,312	$17,500
75,000	6,562	13125	19,687	26,250	32,812	39,375	45,937	52,500
125,000	10,937	21875	32,812	43,750	54,687	65,625	76,562	87,500
150,000	13,125	26250	39,375	52,500	65,625	78,750	91,875	105,000
170,000	14,875	29750	44,625	59,500	74,375	89,250	104,125	119,000
200,000 or more	17,500	35,000	52,500	70,000	87,500	105,000	122,500	140,000

Earnings covered by the Pension Plan are total wages, including elective pre-tax contributions under Section 401(k) of the Internal Revenue Code, overtime pay, bonuses, and other cash compensation, which for the named executives correspond, in general, to the total of the amounts in the “Salary” and “Bonus” columns in the Summary Compensation Table, up to a total of $200,000. Retirement benefits equal the sum of two parts: (a) the benefit accrued as of December 31, 2000, based on the formula of 1.5% of highest five-year average salary as of that date times years of service as of that date, plus (b) 1.75% of each year’s earnings after December 31, 2000 (1.75% of career average earnings). In addition, if the participant’s age plus years of service as of January 1, 2001, equal at least 60 and the participant had at least 15 years of service at that date, he or she will receive an additional benefit of 1% of year 2000 earnings for each of the first 10 years of service completed after December 31, 2000. Early retirement is also permitted by the Pension Plan at age 55 after at least 10 years of service. As of February 25, 2004, Bancorp’s executive officers shown in the compensation table had accumulated the following years of credited service toward retirement: Mr. Hollar–13 years, Mr. Small–13 years, Mr. Langmead–12 years, Mr. Lewis–8 years, and Mr. Caceres–5 years.

Supplemental Executive Retirement Agreements. The Bank, upon the recommendation of the Human Resources Committee, has entered into individual Supplemental Executive Retirement Agreements (“SERA’s”) with certain executives of the Bank, including Mr. Hollar and each of the “Named Executive Officers.” The SERA’s are designed to provide certain post-retirement benefits to enable a targeted level of covered retirement income to be met and to provide certain pre-retirement death and disability benefits should the executive die or become disabled prior to retirement age. The annual post-retirement deferred compensation benefit is designed to replace between 65% and 70% of the executive’s projected final average pay at retirement date in conjunction with the Bank’s Pension Plan and Deferred Profit Sharing Plan,

Social Security retirement benefits, and any benefits payable to the executive under a prior employer’s pension plan. Normal retirement benefits are payable in equal monthly payments over 15 years or until the death of the executive, whichever is longer. Using a 70% income replacement target for Mr. Hollar, an annual amount of $591,000 per year has been projected to be paid over a 15-year period at age 65. Executives who reach age 60 with ten years of service are eligible for reduced benefits upon early retirement, payable over 15 years. Reduced benefits also are available in the event of disability, voluntary termination, or termination by the Bank without just cause. Benefits payable by reason of the death of the executive are based upon accrued retirement benefits or, if greater, the approximate value of payments received by the Bank under insurance coverage obtained by the Bank on the executive’s life, and are payable over 15 years.

Change-in-Control Benefits. If within six months prior to, or two years after, a change-in-control, the Bank terminates the employment of an executive who is a party to a SERA or the executive voluntarily terminates employment for good reason, the executive is eligible for normal retirement or early retirement benefits, at his or her election. These benefits are payable beginning at the retirement (or early retirement) age if the change-in-control has been approved by a majority of the directors of the Bank who were directors prior to the change-in-control, or otherwise beginning in the month following the executive’s termination.

Employment Agreements. On January 30, 1997, Bancorp and the Bank entered into an Employment Agreement (the “Agreement”) with Hunter R. Hollar (the “Executive”) which replaced an earlier agreement. That Agreement was in effect throughout 2002, but was replaced by a new agreement effective January 18, 2003, as described below under “New Employment Agreement.”

The Boards of Directors of Bancorp and the Bank believe that the 1997 Agreement and the new agreement assure fair treatment of the Executive in relation to his career with Bancorp by assuring him of some financial security. The agreements also protect the shareholders by encouraging the Executive to continue his attention to his duties without distraction in a potential merger or takeover circumstance and by helping to maintain the Executive’s objectivity in considering any proposals to acquire Bancorp.

The Agreement had an initial term of three years, and is subject to automatic one-year extensions of such term on each January 30, provided that neither Bancorp nor the Executive had given written notice at least 60 days prior to the renewal date of intention not to renew. The Agreement provided for the payment of cash and other benefits to the Executive, including a fixed salary, reviewed annually and subject to increase or decrease at the Board of Directors’ discretion, which at year-end 2003 was $380,000. The Executive was entitled to participate in bonus and fringe benefits, incentive compensation, life insurance, medical, profit sharing and retirement plans, and to continued participation in a supplemental retirement arrangement. The Executive was entitled to reimbursement of reasonable business expenses, the use of an automobile (with reimbursement for expenses), and membership dues at a country club. With minor exceptions, the Agreement would have terminated, and there would have been no additional payments due under it, upon termination based upon death, retirement, or just cause (as defined) by Bancorp, or upon voluntary termination by the Executive without good reason (as defined). Upon termination for disability, the Executive would have been entitled to receive his salary through the term of the Agreement, reduced by payments under any disability plan maintained by Bancorp, plus regular employee benefits. Upon termination of the Executive without just cause by Bancorp, or with good reason by the Executive, the Executive would have been entitled to salary and bonuses for the remaining term of the Agreement, payable in a lump-sum based upon prior year compensation levels. The Executive was prohibited from conflicts of interest, and was required to maintain the confidentiality of nonpublic information regarding Bancorp and its customers. The Executive also was bound by a covenant not to compete and not to interfere with other employees of Bancorp if the Executive’s employment were terminated for just cause, disability, or retirement or resigns without good reason.

Change-in-Control Benefits. In the event of a change-in-control of Bancorp, the Executive would have been entitled to payment of certain benefits. If within six months prior to, or two years after, a change-in-control, Bancorp had terminated the Executive’s employment without good cause, or the Executive had voluntarily terminated employment for good reason (as defined in the Agreement), then Bancorp, or its successor, would have been required to make a lump-sum cash payment to the Executive equal to 2.99 times the sum of the Executive’s annual salary at the highest rate in effect during the preceding twelve months and bonuses for the preceding calendar year. The Executive also would have been entitled to continued participation for a three-year period in certain Bancorp-sponsored health and welfare plans. These payments and benefits would have been limited, however, so as not to exceed the amount allowable as a deduction under Section 280G of the Internal Revenue Code.

New Employment Agreement. Effective January 18, 2003, Mr. Hollar entered into a new employment agreement with Bancorp and the Bank, which replaced the 1997 Agreement. The material terms of the new agreement are substantially the same as the 1997 Agreement, except for certain amendments in change-in-control benefits. Under the 1997 agreement, payments and benefits due by reason of a change-in-control were limited, as described above, so as not to exceed the amount allowable as a deduction under Section 280G of the

Internal Revenue Code. The new agreement removes that limitation, and requires Bancorp and the Bank to hold Mr. Hollar harmless from the federal excise tax assessable to him if payments and benefits exceed that limitation. As of December 31, 2003, if a change-in-control had occurred and the Executive had terminated employment with good reason or had been terminated from employment without just cause, then $1,476,244 would have been payable to the Executive under the change-in-control provisions of the new agreement. Bancorp does not believe that payment of this amount would have a material adverse effect on the financial or operating condition of Bancorp or the Bank.

Agreements with Other Named Executive Officers. In December 2002, each of the other “Named Executive Officers” entered into employment agreements with Bancorp. The material terms and conditions of each of these agreements are similar to those of the new Agreement entered by Mr. Hollar, except that (a) each of them is for an initial term of two years, and (b) the compensation and duties, and provisions relating to duties, are different in each agreement. The agreements call for the employment of Mr. Small, Mr. Langmead, Mr. Lewis and Mr. Caceres at Bancorp and or the Bank at minimum base salaries of $225,000, $206,700, $206,700 and $128,400, respectively. These new agreements replaced employment agreements entered by Mr. Small, Mr. Langmead, and Mr. Lewis in 1997, and a change-in-control agreement entered by Mr. Caceres in 1999 and amended in 2000. The material terms of the replaced employment agreements were substantially the same as the new employment agreements except for amendments to the change-in-control provisions consistent with those made in Mr. Hollar’s new agreement and increases in minimum base salaries. The replaced change-in-control agreement provided for change-in-control benefits and continued benefit coverage on terms similar to those provided under the replaced employment agreements.

Report of the Human Resources Committee

It is the duty of the Human Resources Committee to review compensation policies applicable to executive officers; to consider the relationship of corporate performance to that compensation; to recommend salary and bonus levels and stock option grants for executive officers for consideration by the Boards of Directors of Bancorp and the Bank or their committees, as appropriate; and to administer various incentive plans of Bancorp and the Bank.

Under the compensation policy of Bancorp, which is endorsed by the Human Resources Committee, compensation is paid based on both the executive officers’ performance and the performance of the entire company. In assessing the performance of Bancorp and the Bank for purposes of compensation decisions, the Human Resources Committee considers a number of factors, including salaries paid by financial services companies with characteristics similar to Bancorp’s to officers with similar responsibilities, profits of Bancorp and the Bank during the past year relative to their profit plans, reports of federal regulatory examinations of Bancorp and the Bank, growth, business plans for future periods, regulatory capital levels, and changes in the value of Bancorp’s stock. The Human Resources Committee assesses individual executive performance based upon the executive’s responsibilities and the Committee’s determination of the executive’s contributions to the performance of Bancorp and the accomplishment of Bancorp’s strategic goals. In assessing performance for purposes of establishing base salaries, the members of the Committee do not make use of a mechanical formula, but instead weigh the factors described above as they deem appropriate in the circumstances. The 2003 salary levels of Bancorp’s executive officers were established consistent with this compensation policy.

Mr. Hollar became Chief Executive Officer of Bancorp and the Bank effective January 1, 1994. During 2003, the level of Mr. Hollar’s annual salary was subject to the terms of an employment agreement with Bancorp and the Bank dated January 18, 2003. Under this agreement, Mr. Hollar’s annual salary is reviewed annually and is subject to increase at the discretion of the Board of Directors.

The Committee conducted a review of executive officer base compensation in March 2003. Changes in base compensation for 2003 were effective on April 1, 2003. In its review, the Committee determined that the performance of Mr. Hollar was excellent, based upon the 2002 financial performance of Bancorp, including the growth in assets, income, and capitalization during 2002; the financial performance trends for 2002 and the preceding four years, which include growth in assets and net operating income in each year; the results of confidential regulatory examinations; Bancorp’s planned levels of financial performance for 2003; Mr. Hollar’s continued involvement in community affairs in the communities served by Bancorp; and a general level of satisfaction with the management of Bancorp and its subsidiaries. As a result of this review, which included a comparison of Mr. Hollar’s compensation with compensation paid to officers of comparable institutions, Mr. Hollar’s salary was increased by $30,000 to $380,000.

Executive officers of Bancorp and the Bank have been granted incentive stock options under Bancorp’s Stock Option Plans. The purposes of the Stock Option Plans are to attract, retain, and motivate key officers of Bancorp and the Bank by providing them with a stake in the success of Bancorp as measured by the value of its shares. Options are granted at exercise prices equal to the fair market value of the shares on the dates of grant. The Stock Option Committee, which consists of the disinterested directors of Bancorp, has general responsibility for granting stock options to key employees and administering the plans. The Human Resources Committee recommends to the Stock Option Committee the recipients and the amounts and other terms of options to be granted. During 2003, incentive stock options for 46,275 shares were granted to Named Executive Officers at an exercise price of $38.91 per share, including options for 16,950 shares granted to Mr. Hollar, 10,325 shares granted to Mr. Small, 7,000 shares each granted to Mr. Langmead and Mr. Lewis, and 5,000 shares granted to Mr. Caceres.

The Human Resources Committee recommends to the Board of Directors the amount to be contributed each year to the Bank’s Cash and Deferred Profit Sharing Plan. Under this Plan, each participant receives an allocation based upon the participant’s compensation for the year. Each executive officer of Bancorp participates in the Plan. In 1995, the Human Resources Committee adopted a formula to establish the amount of aggregate contribution to the profit sharing plan. This formula uses measures of loan and deposit growth, profitability, asset quality, and productivity ratios compared with those measures for the prior year and target levels established for the Bank. For 2003, the Human Resources Committee recommended, and the Board of Directors of the Bank approved, an aggregate contribution of approximately $246,000 or .88% of annual compensation of eligible participants, which was based upon the results of the formula.

The Bank also awards cash bonuses to participants, including executive officers, based upon the performance of the Bank or business units, and annual bonuses for executive officers based solely on Bank performance, in each case using the formula described above. Performance bonuses of $120,055, $67,234, $53,978 and $53,978 were awarded to Mr. Hollar, Mr. Small, Mr. Langmead, and Mr. Lewis, respectively, in 2003. A performance bonus of $89,592 was awarded to Mr. Caceres based primarily on established sales goals and performance standards as stipulated in his employment agreement.

No member of the Human Resources Committee is a former or current officer or employee of Bancorp or the Bank.

January 28, 2004	HUMAN RESOURCES COMMITTEE
Robert L. Mitchell, Chairman
John Chirtea
Susan D. Goff
Robert L. Orndorff, Jr.
David E. Rippeon
W. Drew Stabler

STOCK PERFORMANCE COMPARISONS

The following graph and table show the cumulative total return on the Common Stock of Bancorp over the last five years, compared with the cumulative total return of a broad stock market index, the Standard and Poor’s 500 Index (“S&P 500”), and a narrower index of Mid-Atlantic bank holding company peers with assets of from $1 billion to $3 billion. The cumulative total return on the stock or the index equals the total increase in value since December 31, 1998, assuming reinvestment of all dividends paid into the stock or the index. The graph and table were prepared assuming that $100 was invested on December 31, 1998, in the Common Stock and the securities included in the indexes.

		1998	1999	2000	2001	2002	2003
Sandy Spring Bancorp, Inc.	(Diamond)	$100.0	$92.2	$80.7	$174.1	$175.8	$212.9
S&P500 Index	(Square)	100.0	119.5	107.4	93.4	71.6	90.5
Peer Group Index	(Triangle)	100.0	79.2	64.0	87.2	106.9	137.9

The Peer Group index includes the twenty-four publicly-traded bank holding companies other than Bancorp headquartered in the states of Maryland, Virginia, Pennsylvania, New Jersey, and West Virginia (the Mid-Atlantic Region) with assets at December 31, 2003, of at least $1 billion and not more than $3 billion. The institutions included in this index are AmeriServ Financial, Inc., City Holding Co., Citizen’s Northern Corporation, Columbia Bancorp, Community Banks, Inc., First Community Bancshares, Inc., First Mariner Bancorp, First United Corporation, FNB Corporation, , Harleysville National Corp., Interchange Financial Services Corporation, Lakeland Bancorp, Incorporated, Omega Financial Corp., PennRock Financial Services Corp., Pennsylvania Commerce Bancorp, Inc., Royal Pennsylvania Inc., S&T Bancorp, Inc., Sterling Financial Corp., Sun Bancorp, Inc., Union Bankshares Corporation, United National Bancorp, Univest Corporation of Pennsylvania, Virginia Financial Group, Inc., and Yardville National Bancorp. Returns are weighted according to the issuer’s stock market capitalization at the beginning of each year shown.

TRANSACTIONS AND RELATIONSHIPS WITH MANAGEMENT

Bancorp and the Bank have had in the past, and expect to have in the future, banking transactions with directors and executive officers in the ordinary course of business on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other persons. In the opinion of management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features.

Director Lewis R. Schumann is a partner in the Rockville, Maryland law firm of Miller, Miller and Canby, Chtd., which Bancorp and the Bank have retained during 2003 and expect to retain during the current year as corporate counsel. The law firm provides legal services on matters such as routine litigation, customer account forms and issues, Bank properties, and trust and estate administration.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

From time to time, individual shareholders may wish to submit proposals that they believe should be voted upon by the shareholders. The Securities and Exchange Commission has adopted regulations that govern the inclusion of such proposals in Bancorp’s annual proxy materials. Shareholder proposals intended to be presented at the 2005 Annual Meeting of Shareholders may be eligible for inclusion in Bancorp’s proxy materials for that Annual Meeting if received by Bancorp at its executive offices not later than November 15, 2004.

In addition, Bancorp’s Bylaws require that to be properly brought before an annual meeting, shareholder proposals for new business must be delivered to or mailed and received by Bancorp not less than thirty nor more than ninety days prior to the date of the meeting; provided, however, that if less than forty-five days notice of the date of the meeting is given to shareholders, such notice by a shareholder must be received not later than the fifteenth day following the date on which notice of the date of the meeting was mailed to shareholders or two days before the date of the meeting, whichever is earlier. Each such notice given by a shareholder must set forth certain information specified in the Bylaws concerning the shareholder and the business proposed to be brought before the meeting.

Shareholders also may nominate candidates for director, provided that such nominations are made in writing and received by Bancorp at its executive offices not later than December 13, 2004. The nomination should be sent to the attention of Bancorp’s Corporate Secretary and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years, home and office addresses and telephone numbers, and a signed representation to timely provide all information requested by Bancorp for preparation of its disclosures regarding the solicitation of proxies for election of directors. The name of each such candidate for director must be placed in nomination at the Annual Meeting by a shareholder present in person. The nominee must also be present in person at the Annual Meeting. A vote for a person who has not been duly nominated pursuant to these requirements will be deemed to be void.

Bancorp’s shareholders may communicate with the Board of Directors or any individual Director by addressing correspondence to the board or such director in care of the Corporate Secretary at Bancorp’s main office by mail, courier, or facsimile or by e-mail through the Company’s “contact us” feature of the Investor Relations area of its Website at www.sandyspringbank.com.

The Board of Directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for Bancorp and to provide an opportunity for shareholders to express any concerns to them. Bancorp has adopted a policy that all directors should attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires Bancorp’s executive officers and directors, and any persons who own more than ten percent of a registered class of Bancorp’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent stockholders are required by applicable regulations to furnish Bancorp with copies of all Forms 3, 4, and 5 they file.

Based solely on Bancorp’s review of the copies of such forms it has received, Bancorp believes that all its executive officers and directors have complied with all filing requirements applicable to them with respect to transactions during 2003.

INDEPENDENT AUDITORS

McGladrey & Pullen, LLP, was engaged as Bancorp’s independent auditors on April 7, 2003. The engagement of McGladrey & Pullen was recommended by Bancorp’s Audit Committee and approved by Bancorp’s Board of Directors. Representatives of McGladrey & Pullen will be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and be available to respond to appropriate questions.

On April 7, 2003, Bancorp dismissed Stegman & Company (“Stegman”), which had previously served as independent auditors for Bancorp. The reports of Stegman on the consolidated financial statements of Bancorp as of and for the fiscal years ended December 31, 2002 and December 31, 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The change in independent auditors was recommended by Bancorp’s Audit Committee and approved by Bancorp’s Board of Directors. In connection with its audit for the fiscal years ended December 31, 2002 and 2001, and in the interim period from January 1, 2003 through April 7, 2003, there were no disagreements with Stegman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Stegman, would have caused Stegman to make reference to such disagreements in its report on the consolidated financial statements for such years.

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by McGladrey & Pullen, LLP for the audit of the annual financial statements of Sandy Spring Bancorp, Inc., and subsidiaries for the year ended December 31, 2003, and fees billed for other services rendered by McGladrey & Pullen, LLP and RSM McGladrey, Inc. (an affiliate of McGladrey & Pullen, LLP).

2003
Audit Fees(1)	$102,900
Audit-Related Fees(2)	28,375
Tax Services(3)	9,500
All Other Fees(4)	none

The following table presents fees for professional audit services rendered by Stegman & Company for the audit of the annual financial statements of Sandy Spring Bancorp, Inc., and subsidiaries for the year ended December 31, 2002, and fees billed for other services rendered by Stegman & Company.

	2003	2002
Audit Fees(1)	$5,483	$79,281
Audit-Related Fees(2)	18,731	39,360
Tax Services(3)	19,500	22,406
All Other Fees(4)	17,445	30,360

(1)	Audit fees consist of fees for professional services rendered for the audit of Bancorp’s consolidated financial statements and review of financial statements included in Bancorp’s quarterly reports on Form 10-Q and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees are fees for assurance and related services provided by the principal accountant that are related to the performance of audits or reviews of the Company’s financial statements and are not reported in the preceding Audit Fees category. The fees shown above were for due diligence services related to potential acquisitions, technical accounting and reporting, consulting and research, and employee benefit plan audits.

(3)	Tax services fees consist of fees for compliance tax services including tax planning and advice and preparation of tax returns.

(4)	Other fees consist of tax preparation services for the Trust Department of Bancorp’s bank subsidiary.

The Audit Committee is required to preapprove all auditing services and permitted non-audit services provided by Bancorp’s independent auditors, under Securities and Exchange Commission regulations that became effective in May 2003. There is an exception for preapproval of non-audit services if the aggregate amount of all such non-audit services provided to Bancorp constitutes not more than 5 percent of the total amount of revenues paid by it to its independent auditors during the fiscal year in which the non-audit services are provided; such services were not recognized by Bancorp at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee. All audit services and permitted non-audit services to be performed by Bancorp’s independent auditor have been preapproved by the Audit Committee as required by Securities and Exchange Commission regulations and the Audit Committee’s charter without exception.

REPORT OF THE AUDIT COMMITTEE

Bancorp’s Audit Committee is appointed by the Board of Directors to assist the Board in monitoring the integrity of the financial statements, compliance with legal and regulatory requirements, and the independence and performance of internal and external auditors. The committee (1) has reviewed and discussed the audited financial statements included in Bancorp’s 2003 Annual Report and Form 10-K with management; (2) has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards 61; and (3) has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed independence with the independent auditors. Based upon this review, discussion, disclosures, and materials described in (1) through (3), the committee recommended to the Board of Directors that the audited financial statements be included in the 2003 Annual Report on Form 10-K. The committee also has considered whether the amount and nature of non-audit services rendered by the independent accountant are consistent with its independence.

February 24, 2004	AUDIT COMMITTEE
John Chirtea, Chairman
Solomon Graham
Gilbert L. Hardesty
Joyce R. Hawkins
Charles F. Mess
Craig A. Ruppert

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
(ITEM 2 ON THE PROXY CARD)

The Audit Committee has selected the firm of McGladrey & Pullen, LLP as independent auditors for 2004. The Board is submitting this proposal to the vote of the shareholders in order to ratify the Audit Committee’s selection. If shareholders do not ratify the selection of McGladrey & Pullen, LLP, the Audit Committee will reconsider the selection of independent auditors.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of McGladrey & Pullen, LLP, as independent auditors for 2004. Therefore, abstentions effectively count as votes against this proposal.

The Board recommends a vote “FOR” the ratification of McGladrey & Pullen, LLP, as the independent auditors for 2004.

CODE OF BUSINESS CONDUCT

Bancorp’s Board of Directors has adopted a Code of Business Conduct applicable to all directors, officers, and employees of Bancorp and its subsidiaries that sets forth the legal and ethical standards that govern the conduct of business performed by Bancorp and its subsidiaries. The Code of Business Conduct includes a Code of Ethics established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, related SEC regulations, and the Listing Standards. The Code of Business Conduct is available on the Investor Relations area of Bancorp’s website at www.sandyspringbank.com.

APPROVAL OF MINUTES

Action taken at the Annual Meeting to approve the minutes of the 2003 Annual Meeting of Shareholders does not constitute approval or disapproval of any of the matters referred to in those minutes.

By order of the Board of Directors

Ronald E. Kuykendall
Executive Vice President, General Counsel
and Corporate Secretary

Dated: March 18, 2004

APPENDIX A

SANDY SPRING BANCORP, INC.
SANDY SPRING BANK

JOINT AUDIT COMMITTEE CHARTER

I.	Membership

A.	The Audit Committee (the “committee”) of the Boards of Directors of Sandy Spring Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, Sandy Spring Bank (the “Bank”) shall consist of not less than three members of the Board. Members of the committee shall be “independent” as defined in applicable law, regulations of the Securities and Exchange Commission (“SEC”), the Federal Deposit Insurance Act and related regulations (the “FDIA”), and the listing standards of the NASDAQ Stock Market, Inc. (“Listing Standards”). Members of the committee shall also meet all other applicable requirements of the SEC, FDIA, and Listing Standards for financial, accounting or related expertise. The committee will include one or more members having the qualifications of an audit committee financial expert, when and as required by applicable SEC regulations or the Listing Standards except as determined by the Board.

B.	Members of the committee shall be appointed by the Board for one-year terms. The Board shall designate one member to serve as Chair of the committee.

C.	Members of the committee shall serve until their resignation, retirement or removal by the Board or until their successors are appointed. No member of the committee shall be removed except by majority vote of the independent directors of the full Board then in office.

II.	Purpose

The purpose of the committee is to:

A.	assist the Board’s oversight of (1) the Company’s accounting and financial reporting processes, (2) the audits of the Company’s financial statements, (3) the Company’s compliance with legal and regulatory requirements, (4) the independent auditor’s qualifications and independence, and (5) the performance of the Company’s internal audit function and independent auditors;

B.	prepare the report required by the SEC’s proxy rules to be included in the Company’s annual proxy statement; and

C.	perform the duties and responsibilities of the committee as specified by law, regulation, the Listing Standards and this charter.

III.	Meetings

The committee shall meet from time to time at the call of the Chair or upon the request of any member, but in no event shall it meet less than four times during each fiscal year of the Company. A majority of the members of the committee shall constitute a quorum.

The Committee shall establish reasonable rules for the conduct of meetings and required notice of meetings, subject to oversight by the Board of Directors. The Committee shall meet by conference call or in person, and also may act by consent and, pursuant to section IV.B.3 of this charter, by delegation. Minutes of the Committee are not required, but may be kept. Reports and recommendations to the Board of Directors shall be written. Meetings of the Company and Bank Committees shall be held jointly. Each Board has authority with respect to its Committee. The Committees and the Boards are referred to in the singular in this charter from time to time for convenience.

IV.	Duties and Responsibilities

A.	Independent Auditors—appointment, compensation, funding and oversight

1.	The independent auditors are ultimately accountable to the Board and the committee, as representative of the shareholders. The committee is directly responsible for the appointment, retention, compensation, evaluation and termination of the Company’s independent auditors. The committee is responsible for the resolution of any disagreements between management of the Company and the independent auditors regarding financial reporting. The independent auditors shall report directly to the committee.

2.	At least annually, the committee shall review with management and the independent auditors the scope of services required by the audit, major risk factors, significant accounting policies, audit conclusions regarding significant accounting estimates, and the compliance of the audit with the audit procedures required by Section 10A of the Securities Exchange Act of 1934 relating to detection of illegal acts, identification of related party transactions, and evaluation of the Company as a going concern.

3.	The committee shall discuss with management and the independent auditors any illegal acts reported by them, and shall take, or shall recommend that the Board take, appropriate remedial action.

4.	The Company shall provide for appropriate funding, as determined by the committee, for payment of compensation to the independent auditors employed by the Company for the purpose of rendering an audit report or performing other audit, review, or attest services for the Company and to any advisors employed by the committee and for payment of ordinary administrative expenses of the committee that are necessary or appropriate in carrying out its duties.

5.	The committee will also receive and consider a formal written statement from the independent auditors delineating all relationships between the auditor and the Company, as required by Independent Standards Board Standard No. 1, and shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors and shall take, or recommend that the board take, appropriate action to oversee the independence of the independent auditors.

6.	After review of the statement described in paragraph 5, above, and based on a review of the independent auditors’ work through the year, the committee shall evaluate the independent auditors’ qualification, performance and independence. This evaluation shall include the evaluation of the lead partner and shall take into account the opinions of management and the Company’s internal auditor. The committee shall present its conclusions to the full Board.

7.	The committee shall meet separately, periodically, with management, with the internal auditors and with the independent auditors.

8.	The committee shall review with the independent auditors any audit problems or difficulties and management’s response. Among the items the committee may wish to review include, without limitation, any restrictions on audit scope or access to information, any significant disagreements or accounting adjustments proposed by the independent auditor but “passed” by management

9.	The committee shall set clear hiring policies for employees or former employees of the independent auditors.

B.	Independent Auditors—audit and non-audit services

1.	All auditing services (which may entail providing comfort or “agreed upon procedures” letters in connection with securities underwritings) and permitted non-audit services, other than as provided by paragraph 2, below, provided to the Company by its independent auditors shall be preapproved by the committee. Approval of the committee may be obtained by majority vote of the committee members at any meeting of the committee or by written consent of a majority of committee members without a meeting of the committee. Approval authority may also be delegated by the committee to a committee member, as provided in paragraph 3, on the following page.

2.	Pre-approval under the preceding paragraph is not required with respect to the provision of non-audit services if:

(i)	the aggregate amount of all such non-audit services provided to the Company constitutes not more than 5 percent of the total amount of revenues paid by the Company to its independent auditors during the fiscal year in which the non-audit services are provided; and

(ii)	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

(iii)	the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee.

3.	The committee may delegate to one or more designated members of the committee the authority to grant pre-approvals for audit and non-audit services. The decisions of any member to whom authority is delegated under this paragraph shall be presented to the full committee at the next subsequent meeting of the committee.

4.	The Company’s independent auditors shall not provide any prohibited non-audit services to the Company. Prohibited non-audit services are defined as follows:

(i)	bookkeeping or other services related to the accounting records or financial statements of the Company;

(ii)	financial information systems design and implementation;

(iii)	appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

(iv)	actuarial services;

(v)	internal audit outsourcing services;

(vi)	management functions or human resources;

(vii)	broker or dealer, investment adviser, or investment banking services;

(viii)	legal services and expert services unrelated to the audit; and

(ix)	any other service that is determined by the Public Company Accounting Oversight Board (“PCAOB”) to be impermissible.

5.	The Company’s independent auditors may be engaged by the committee to perform any non-audit service, including tax services, that is not described in paragraph 4, above, if that non-audit service is approved in advance by the committee in accordance with paragraph 1, above.

6.	Approval of any non-audit service to be performed by the independent auditor shall be disclosed in the Company’s periodic reports, as required under applicable SEC regulation.

7.	The committee may, in its discretion, seek exemption authority from the Public Company Accounting Oversight Board to permit the independent auditors to perform other non-audit services, subject to applicable law and SEC and PCAOB regulation.

C.	Financial Reporting Process; Risk Assessment

1.	The Company’s independent auditors shall timely report to the committee:

(i)	all critical accounting policies and practices to be used;

(ii)	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

(iii)	other material written communications between the independent auditors and the management of the Company, such as any management letter or schedule of unadjusted differences.

2.	The committee shall review and discuss the Company’s annual audited financial statements and unaudited quarterly financial statements with management and the independent auditors, and the related Management’s Discussions and Analysis of Financial Conditions and Results of Operations, prior to their filing in Form 10-K or Form 10-Q.

3.	The committee shall recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

4.	The committee shall prepare the report required by the rules of the SEC to be included in the Company’s proxy statement

5.	Each year, the committee shall review with management the basis for the annual Management Reports regarding the annual financial statements, internal control structure, procedures for financial reporting, and compliance with laws and regulations relating to safety and soundness required by the FDIA; and with the independent auditors the basis for their reports required by the FDIA.

6.	The committee shall discuss generally the types of information and type of presentation to be made in earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies. The committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

7.	The committee shall review with management and legal counsel, legal and regulatory matters that may have a material impact on the financial statements.

8.	The committee shall discuss policies with respect to risk assessment and risk management.

D.	Conflicts of Interest

The Committee shall establish procedures for the review of all related party transactions and potential conflicts of interest.

E.	Complaint Procedures

The committee shall establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company, of concerns regarding questionable accounting or auditing matters, when and as required by law or the Listing Standards.

F.	Internal Audit

1.	The committee shall have direct responsibility for approving the appointment of any accounting firm engaged to perform internal audit functions, and reviewing the fees to be paid to such firm.

2.	The committee shall review and approve the scope of internal audits and significant reports by the internal audit function, and reviewing the effectiveness of the internal audit function in monitoring the system of internal controls.

G.	Counsel and Advisers

The committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties.

H.	Reports and Evaluations

1.	The Chair of the committee shall report to the Board at the Board meeting next following a committee meeting, and shall present such recommendations for action by the Board, as the committee shall deem appropriate.

2.	The committee shall conduct an annual evaluation of the committee and shall report the results of such evaluation to the Board.

-FORM OF PROXY-

REVOCABLE PROXY
SANDY SPRING BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS
APRIL 21, 2004

The undersigned hereby constitutes and appoints Robert L. Orndorff, Jr. and David E. Rippeon and each of them the proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders (the “Annual Meeting”) of Sandy Spring Bancorp, Inc. (“Bancorp”) to be held at the Indian Spring Country Club, 13501 Layhill Road, Silver Spring, Maryland on Wednesday, April 21, 2004 at 3:00 p.m. Eastern Time, or at any adjournment thereof, and to vote all the shares of stock of Bancorp that the undersigned may be entitled to vote, upon the following matters:

(Continued and to be signed on the reverse side)

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AS SHOWN IN ITEM I AND “FOR” ITEM 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

I. The election as directors of all nominees listed below:

NOMINEES
☐ FOR ALL NOMINEES	O Solomon Graham
☐ WITHHOLD AUTHORITY	O Gilbert L. Hardesty
☐ FOR ALL NOMINEES	O Charles F. Mess
☐ FOR ALL EXCEPT	O Lewis R. Schumann
(See instructions below)	O W. Drew Stabler

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

II. The ratification of selection of McGladrey & Pullen, LLP, as the independent auditors for 2004.

FOR	AGAINST	ABSTAIN

☐	☐	☐

III. The transaction of such other business as may properly come before the Annual Meeting or adjournment thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN. IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS, AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned shareholder hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement and hereby revokes any proxy or proxies previously given. This proxy may be revoked at any time prior to its exercise.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Date:

Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.